ROCKFORD OIL CORP.

CORPORATE GOVERNANCE

GENERAL BUSINESS CONDUCT AND DISCLOSURE

Unethical actions, or the appearance of unethical actions, are unacceptable under any conditions.  The reputation of Rockford Oil Corp. depends to a very large extent on the following considerations.

Each employee must apply his or her own sense of personal ethics, which should extend beyond compliance with applicable laws in business situations, to govern behavior where no existing regulation provides a guideline.  It is your responsibility to apply common sense in business decisions where specific rules do not provide all the answers.

In determining compliance with this code in specific situation, ask yourself the following questions:

1.           Is my action legal?
2.           Is my action ethical?
3.           Does my action comply with Corporate Policy?
4.           Am I sure that my action does not appear inappropriate?
5.           Am is sure that I would not be embarrassed or compromised if my action became known within the Corporation or publicly?
6.           Am I sure that my action meets with my personal code of ethics and behavior?

You should be able to answer “yes” to all these questions before taking action.

Each supervisor is responsible for the ethical business behavior of his or her subordinates.  Supervisors must weight carefully all courses of action suggested in ethical as well as economic terms and base their decisions on the guidelines provided by this code as well as their personal sense of right and wrong.

Implementation of the provisions of this code is one of the standards by which the performance of all levels of employees will be measured.

In recommending or proposing a particular business transaction or course of action for approval, those involved must disclose to their superiors or to the Board of Directors of the Corporation, if the recommendation is to the Board, all the pertinent information they know about such transactions and the persons involved.   The disclosure should include significant information that they may have reason to believe has been omitted by others.

Specifically, the Corporation does not tolerate the willful violation or circumvention of any laws of the United States, its states, counties, cities or a foreign country by an employee during the course of the person’s employment.  Nor does the Corporation tolerate the disregard or circumvention of Corporate Policy or engagement in unscrupulous behavior or dealings.  Employees should not attempt to accomplish by indirect means, through agents or intermediaries, what is directly forbidden.

Failure to comply with the standards contained in this code will result in disciplinary action that may include termination, referral for criminal prosecution and reimbursement to the Corporation for any losses or damage resulting from the violation.  As with all matters involving disciplinary action, principles of fairness will apply.  Any employee charged with a violation of this code will be afforded an opportunity to explain his or her actions before disciplinary action is taken.

Disciplinary action will be taken:

1.           Against employees who authorize or participate directly in actions which are a violation of this code;
2.           Against any employee who deliberately failed to report a violation or deliberately withheld relevant and material information concerning a violation of this code;
3.           Against any supervisor who attempts to retaliate, directly or indirectly, or encourages others to do so, against any employee who reports a violation of this code.

COMPLIANCE WITH LAWS

In complying with the laws and regulations that apply to business at all government levels in the United States and abroad, we believe you will find the following information useful.

Securities

Information about the Corporation’s plans or operations that can have a significant impact on the Corporate earnings and has not been released to the public must remain confidential.  This material, non-public information, often called “insider information” is not the property of the individual Directors, Officers or other employees.  It belongs to the Corporation.   For anyone to use this information for personal benefit or to disclose it to others outside the Corporation violates the Corporation’s interest and may be illegal.   This is especially true in connection with public trading of the Corporation’s securities, where use of disclosure of material, non-public information would perpetrate a fraud and victimize uninformed actual and potential investors trading in the same market as insiders with such information.  Information may be “material” if it is likely to affect the market value of the Corporation’s securities or influence decisions to buy, sell or hold securities.

Securities laws impose severe penalties on any individual engaging in this practice and liability can extend to the organization as well.  Penalties include injunctions, criminal fines, imprisonment and monetary judgments for damages.   You must observe the following guidelines:

1.	Inside information must not be disclosed to anyone other than Corporate employees who have established their need to know;

2.
If you possess material, non-public information about the Corporation, or about firms with which the Corporation is negotiating or competing, you may not sell or buy the Corporation’s securities or the securities of those firms, not disclose such information to persons outside the Corporation until the information has been effectively disclosed to the public.

3.
Individuals who are damaged because they purchased, held or sold the Corporation’s securities at a time when employees with material, non-public information about the Corporation are purchasing or selling such securities may be able to recover their losses from such employees.  For liability purposes, the person to whom the employee passes on the material, non-public information as a “tip” may be regarded as “standing in the shoes” of the “tipping” employee.

4.
The Insider Trading Sanctions Act of 1984 permits the courts to impose fines triple the amount of profit gained or loss avoided form conduct that violates the securities laws and would apply to giving material, non-public information to outside parties (“Tipping”).  The law also provides a maximum fine of $100,000 for securities fraud (which includes misuse of material, non-public information), market manipulation and other violations.

5.
Inquires from financial analysts and others affiliated with the financial and investment communities should be answered only by the Corporation’s Chairperson of the Board, President, Vice-President-Finance or their designees.

The securities also prohibit all Officers, Directors, Employees and agents of the Corporation from making any payments to officials of foreign governments, directly or indirectly, including using agents or intermediaries, with a view toward influencing an action or decision.  No such payments are to be made under any circumstances.

Disclosure of Corporate Information

The Corporation’s trade secrets, financial and administration information are valuable, intangible property assets.  Protection of this information is vital to our continued growth and our ability to compete.  Under our country’s laws and those of most other countries, this type of information is treated as intellectual property, usually in the form of information, knowledge or know-how, the possession of which gives the owner some advantage over competitors who do not possess it.  To be protected under law, such information must not be generally of publicly known or must be patented or copyrighted if publicly disclosed.  The Corporation’s intellectual property assets are not always of a technical nature.  Typical, but not inclusive of such information are:

1.           Corporate business, research and new product plans;
2.           Operating or marketing plans;

3.           Program and product sales, profits and any other unpublished financial or pricing information;
4.           Designs, efficiencies and capacities of Corporate, production facilities, methods and systems;
5.           Salary, wage and benefits data;
6.           Employee, customer and vendor lists;
7.           Detailed information regarding customer requirements, preferences and plans, except where such information is publicly available.

This list, while obviously not complete, suggests the wide scope and variety of Corporate information that must be safeguarded.  Special safeguards should be observed for organization trade secrets, financial or administrative information.  Such is usually marked with a notice that imposes restrictions on the need to know within the Corporation.  However, most of what we know about our jobs and the jobs of others, even without these classifications, should remain in the plant or office when we finish the day’s work.   If we leave the employ of the Corporation, our legal obligation is to protect the Corporation’s intellectual property until it becomes clear that is has become publicly available or the Corporation no longer considers it necessary to restrict its use.  We should also remember that correspondence, printed matter, documents or records of any kind, specific process knowledge, procedures and Corporate ways of doing things are all the property of and must remain with the Corporation.

Political Contributions

No funds or assets of the Corporation bay be contributed to any political party or organization or to any individual who either holds public office or is a candidate for public office.    The direct or indirect use of any funds or other assets of the Corporation for political contributions in any form, whether in cash, property, services or the use of facilities or employee time, is strictly prohibited.   The Corporation also cannot be involved with any committee or other organization that raises funds for political purposes.  This rule applies both inside and outside the United States, except in those cases permitted by law and expressly authorized by the Board of Directors of Rockford Oil Corp.

The following are examples of prohibited activities:

1.           Contributions by an employee that are reimbursed through expense accounts or in other ways;
2.           Purchase by the organization of tickets for political fundraising events;
3.           Contributions in kind, such as lending employees to political parties or using Corporation assets in political campaigns;
4.           Indirect contributions by the Corporation through suppliers, customers or agents.

Government Officials

In the United States and in foreign countries, the Corporation is legally prohibited from offering, promising or bestowing money, gifts, loans, rewards, services, use of facilities, lavish extensive entertainment or other favors to a government official or employee with a view toward influencing or inducing such official or employee to use his or her influence to effect an action or decision.   You must refrain from such acts.    This includes any employee of a Federal, State or local government agency.

No employee of Rockford Oil Corp. will offer, give or promise to offer or give, directly or indirectly, any money, gratuities or other thing of value to any U.S. government employee with current or possible responsibility on an award of the Corporation.   A gratuity includes any gift, favor, entertainment or other item having monetary value of over $10 per event or presentation.    This phase includes services, conference fees, vendor promotional training, transportation, lodging and meals, as well as discounts not available to the general public and loans extended to anyone other than a bank or financial institution.

If you have international responsibilities, you must become familiar with the Foreign Corrupt Practices Act of 1977, which imposes a fine of up to $1-million on the organization if it makes direct payments to any foreign government official to influence his or her actions or decisions or to induce him or her to use his or her influence to help the Corporation.   Anyone who willfully violates the Act may be fined as much as $10,000 and imprisoned up to five years.

The provisions of this code apply fully to anyone who acts for or on behalf of the Corporation.  For example, you may allow an agent to act on the behalf of the Corporation.  For example, you may allow an agent to act on the behalf of the Corporation.  If you know or have reason to believe that the agent would disregard the code or any law in performing his duties, bring it to the attention of Harold P. Gewerter, Esq., the legal counsel for the Company.

Commercial Bribery

You are not allowed to make a payment either directly or indirectly or as a kickback to influence someone else, nor are you allowed to accept anything of value from someone who wants to do business with the Corporation.   With the exception of government officials, acting on procurement, inexpensive advertising and promotional items are not considered to have “value” and an occasional business meal may be accepted or given if it has a value of under $25.

In some business relationships outside the government, an occasional gift is appropriate.  The Corporation strongly discourages any gifts to any individual, but in the event a gift is proposed to be made, approval must be secured in advance from both the cognizant officer of the operating area involved and Harold P. Gewerter, Esq., the legal counsel for the Company.   However, you may only accept inexpensive gifts of an advertising and promotional nature.   Gifts which do not fit this category must be returned.   If the return of a gift is not practicable because of its nature, it may be given to a charitable institution and the giver informed of its disposition.

You may neither give nor receive any lavish or expensive entertainment, but occasional normal and customary social business amenities are permitted.

If you are asked to make or accept a payment or gift in any form prohibited by this code, report the matter to your supervisor immediately.

Record Keeping

To provide an accurate and auditable record of all financial transactions, Corporate books, records and accounts must be maintained in conformity with generally accepted accounting principles and the standards established by the Foreign Corrupt Practices Act of 1977.  You are responsible for safeguarding Corporation assets under your control and for maintaining an auditable record of financial transactions.

Further, the Corporation specifically requires that:

1.           No funds or accounts may be established or maintained for purposes that are not fully and accurately described on the books and records of the Corporation;
2.           Receipts and disbursements must be fully and accurately described on the books and records of the Corporation;
3.           No false entries may be made on the books or records nor any false or misleading reports issued;
4.           Payments may be made only to the contracting party or a valid assigned and only for the actual services rendered or products delivered.  No false or fictitious invoices may be paid.

If you have reason to believe that the Corporation’s books and records are not in accordance with the foregoing requirements, report the matter to Harold P. Gewerter, Esq. the legal counsel for the Company.

Antitrust

The Sherman Antitrust Act is the most important of the antitrust laws.  It prohibits and makes any contract, combination or conspiracy in restraint of trade (e.g. rigged bids).  Most cases in which individuals have been subjected to criminal prosecution resulting in fines and imprisonment have arisen under these laws.    The Sherman Antitrust Act covers any contract, agreement, understanding, arrangement, plan or circumstances, with any competitor or the employee or representative of any, competitor, with respect to such matters as:  (a)  prices; (b)  terms and conditions of sale or credit; (c)   allocation or division of territories, sales, customers or jobs; (d) limitations on production or distribution; or (e) group boycotts or concerted refusals to deal with customers.   All are examples of so-called “per se” violations, which are violations in and of themselves and for this there is no justification or defense.

The Act also prohibits the use of trade relations and reciprocity in relations with suppliers.  It does not prohibit the Corporation from purchasing products from companies that purchase from us, but it does prohibit any understanding or agreement that purchases by one party are conditional upon purchases by the other.

Guidelines for Compliance.

In the normal course of business, some communications with employees and representatives of competitors is necessary and proper.   However, such communications must be kept to a minimum and you must be careful they do not form the basis for misinterpretation of for inferences of illegal activity.  You may not communicate with any competitor or their employees or representatives about: (1)  prices to be charged; (2) terms and conditions of sale or credit other than in arms-length negotiations; (3) allocation or division of territories, sales, customers or jobs; (4) limitations on production or distribution; (5) boycotts or refusals to deal with customers; or (6)  any similar matters.   This prohibition is essentially important if you attend trade association meetings.

You may not enter into any agreement, expressed or implied, with any purchaser or supplier to fix prices for resale of products purchased.

Concealment is prohibited.   You do not have the authority, need or reason to engage in any concealment activities if the policies, procedures and instructions of this code are observed.

Laws prohibiting price-fixing (the Sherman Antitrust Act and similar state laws) are based on a faith in competition as the proper way to carry on business.  Violations can expose the Corporation and the employees involved to criminal action and severe criminal penalties.   For example, the Sherman Antitrust Act provides for fines of up to $1-million for guilty corporations and punishment of individual violators by fines of up to $100,000 and/or imprisonment not to exceed three years.  Triple damages are also recoverable in civil actions by damaged parties.

Other Federal and state laws, such as the Clayton Act, Robinson-Patman Act and Federal Trade Commission Act, contain various prohibitions and restrictions against price discrimination; exclusive dealing arrangements; “tying arrangements” (a seller requiring a buyer to take a product or service as a condition of purchase of another product); and unfair trade practices.

The antitrust laws also apply to corporate mergers and acquisitions and Harold P. Gewerter, Esq. the legal counsel for the Corporation should be consulted at an early state of consideration of any proposed acquisition.

In order to comply with the notification requirements that directly or indirectly affect the commerce of the United States come within purview of U.S antitrust laws.  In addition, international operations, practices and transactions may be subject to foreign antitrust laws, either of the country involved or of a multinational organization such as the European Economic Community.

Questions regarding this antitrust section should be addressed by Harold P. Gewerter, Esq., the legal counsel for the Corporation.  However, any employee or attorney may wish to refer policy questions to Harold P. Gewerter, Esq., the legal counsel for the Corporation.  In all cases, you must report suspected violations to Harold P. Gewerter, Esq., the legal counsel for the Corporation.

EMPLOYEE CONFLICT OF INTEREST

General

You have primary business responsibility to the Corporation and are expected to avoid any activity that may interfere, or have the appearance of interfering, with the performance of this responsibility.  Similarly, you may not use or disclose confidential or proprietary information in any outside activity.

A conflict of interest exists if certain of your business or other interests in any way adversely affect your motivation or performance.

How can you tell if you have a conflict of interest?  The test criteria include not only whether you actually are improperly influenced but also whether the situation lends itself to improperly influencing you.  Even if you are the most conscientious person, a conflicting interest may unconsciously influence you and the mere existence of that interest may cause the propriety of your acts to be questioned.

If you take inventory of your outside interests, it should be possible to determine whether you actually are improperly influenced, but also whether the situation lends itself to improperly influence you.

Investments

For the purpose of this policy, competitors, vendors and customers are classified as either “publicly owned” or “non-publicly owned.”   A publicly owned Corporation has its securities listed for trading on a national securities exchange, such as the New York Stock Exchange, American Stock Exchange or an over-the-counter market.   All others are non-publicly owned.

You may not hold financial interests in non-publicly owned competitors of the Corporation.  You may own securities of any publicly owned competitor if the holdings do not exceed one-tenth of one percent of the competitor’s outstanding securities.   There is a corollary to this rule; you are also limited in such an investment to a maximum of ten percent of your total assets since that could be a substantial investment in a large company.   However, as a general rule, we discourage investments in companies in our industry with which we have or may have business relationships in the future.

If your job makes it possible to influence in any way the Corporation’s relationship with a non-publicly owned, actual or potential, vendor or customer, you may not have any financial interest in that firm.

Further, you may not have any financial interest in any publicly owned actual or potential vendor or customer if the business between the Corporation and the firm is substantial, which means business that could dramatically affect the earnings of the Corporation.   If the company is small, almost any Corporation business with it would be substantial.  However, you may have a financial interest if the business between the company and the Corporation is not substantial, subject to the one-tenth of one percent/ten percent rules defined above.

If you duties are totally removed from possible influence upon negotiations or other business dealings between the Corporation and other companies, you may hold a financial interest in a non-publicly owned vendor or customer under one condition: such holdings must be passed by Legal Counsel for confirmation that no conflict of interest exists.

This code does not prohibit you from investing in the Corporation’s Investment Plan or in mutual funds, even though such programs may own securities of the Corporation’s competitors, vendors or customers.

Outside Activities

You may not serve as a consultant to, or as a director, officer or part-time employee of a company that competes or deals with the Corporation or that seeks to do so, unless you have obtained the prior express consent of your supervisor.  Even if you receive no pay from the other company and have no actual direct or indirect contacts with it in your job, this conflict of interest exists because you may inadvertently disclose propriety information to the other company or benefit it through your Corporation contacts and general knowledge of how the Corporation operates.

Responsibilities of Employee’s Relatives

Since everyone tends to identify his or her interests with those of members of his immediate family, you should keep such family members from doing anything that would be improper for you as an employee to do.  In addition, it is a good general rule not to discuss the Corporation’s business with anyone, including relatives, who are not the Corporation’s employees.   Members of your immediate family should be asked not to discuss Corporate business in the presence of others.

Corporate Assistance

You should review your personal and job situations and eliminate any possible conflicts of interest that exist.  Discuss possible conflicts of interest with your supervisor, who may in turn refer the matter to Legal Counsel.  If you wish, you may consult the Legal Counsel directly, with the understanding that the legal counsel will hold disclosures in confidence unless they involve violations of the law or failure to eliminate conflicts within a reasonable time.  If necessary, the Legal Counsel will report the disclosure to senior management or the proper authorities.

Employee’s Duty to Report Conflict of Interest

It is your duty to report to your supervisor or Legal Counsel any known conflicts of interest within the Corporation.  Further, you should report to the Legal Counsel any instances that come to your attention where non-Corporate personnel misrepresent themselves and organizations officials or employees.

Organizational Conflict Of Interest or Self-Dealing

The Corporation may not be organized and operated for the benefit of an affiliated or unaffiliated organization or an individual in his or her own private capacity, unless the private benefit is considered merely incidental.  This private benefit preclusion will extend to:

1.           Sale or exchange, or leasing, or property between the agency and an affiliated or unaffiliated organization or a private individual;
2.           Lending or money or other extension of credit between an agency and an affiliated or unaffiliated organization or a private individual;
3.           Furnishing of goods, services or facilities between the agency and an affiliated or unaffiliated organization or private individual;
4.           Payment of compensation, unless authorized by the Board of Directors or its governing body, by an organization to an affiliated or a private individual; and
5.            Transfer to, or use by, or for the benefit of a private individual of the income or assets of an organization.

Thus an agency will be guided by the principle of arms-length standards with all affiliated or unaffiliated organizations or with a private individual(s).

This policy will not apply to transactions between affiliated or unaffiliated organizations where there is just compensation for the product or service rendered.

Ethical Standards in Bidding, Negotiation and Performance Awards

1.           The Corporation will strictly observe the laws, rules and regulations which govern acquisition of goods and services by public sector and other customers.   We will compete fairly and ethically for such business opportunities.  Employees must adhere to regulations regarding the acceptance of customer documents.
2.           Employees engaged in the negotiation of contracts will make efforts to assure that all statements, communications and representations to customer representatives are accurate and current. Care should be taken by personnel in a position to know that there are no material substitutions from specifications and the products meet or exceed contractual specifications.

Board of Directors Authorities

The Board of Directors shall have the sole authority to approve and will incorporate into its own minutes such matters as (i) changes of Corporate name; (ii) adoption of the annual operating budgets; (iii) selection or termination of the Chief Executive Officer, Chief Operating Officer, Vice Presidents and department heads; (iv) senior staff promotions and salary increases; (v) incurrence of debt: (vi) investment policies and investments over $100,000; (vii) depository and investment banks and brokerage firms (annually); (viii) issuance of stock; (ix) declaration of dividends and salary increases; (x) purchase or sale of property over $100,000; (xi) contracts or subcontracts over $100,000;  (xii) leasing of real property involving an overall outlay of $200,000 for a duration of over 5 years;  (xiii) risk management decisions involving more than $100,000; (xiv) opening up or closing checking or savings accounts;  (xv) selection of the Corporations public accountant.

Signature Authorities

Expenditures For:

			Authority
Type of Expenditure or Transaction		Amount	By Position

1.	Raw materials, parts, assemblies,	$5,000	President
	test equipment, tooling and other
	direct changes to specific work orders
2.	Major Investments (capital expenditures,	$5,000	President
	acquisitions, construction-in progress
	anddivestures; sale/leaseback arrangements,
	major modifications of betterment;
	(intangible assets)
3.	Leases and Rental Transactions(direct	$5,000	President
	and indirect)
4.	Business Meetings and Business-Related	$1,000	President
	Social Activities
5.	Overhead Expenses	$1,000	President
6.	Consultants and Representatives and	$5,000	President
	Executive Search Agreements
7.	Legal Fees and Retainer	$5,000	President
8.	Display Advertising, Exhibits and Publicity	$5,000	President
9.	Taxes	$5,000	President

Business Commitments and Authorizations

1.	Funding Authorizations
	a. Bid, Proposal, Independent	$5,000	President
	Research and Development

Type of Expenditure or Transaction

1.	Marketing Estimate	$1,000	President
2.	Proposals	$1,000	President
3.	Contracts	$5,000	President
4.	Teaming Agreements	$5,000	President
5.	Authorization to Incur Costs	$1,000	President
	Unfolded Expenditure Request
6.	Contract Authorizations	$5,000	President

7.	Work Authorization
	a. Contract Authorized	$1,000	President
	b. Others	N/A	N/A
8.	Material Transfers, Residual Inventory	$5,000	President
9.	Procurements (including subcontracts)	$5,000	President

Personnel Matters

1.	Personnel Authorizations	$1,000	President
2.	New Hires	$7,500	President
3.	Temporary Employees or Contract Labor	$5,000	President
4.	Transfers or changes in Labor Classification	$1,000	President
5.	Employment Agency Fees and or	$1,000	President
	Employment Advertising
6.	Salary Action, Transfer, Promotion	$5,000	President
	and Termination
7.	Job Descriptions	$1,000	President
8.	Leave of Absence	$1,000	President
9.	Education Authorization and Refund	$1,000	President
10.	Relocation Expenses	$1,000	President
11.	Time Card Approvals	$1,000	President
12.	Exempt Overtime Authorization	$1,000	President
13.	Association Dues	$1,000	President
14.	Compensatory Time Off	$1,000	President
15.	Travel Authorization	$1,000	President
16.	Temporary Travel Advance	$1,000	President
17.	Permanent Travel Advance	$1,000	President
18.	Expense Reports	$1,000	President
19.	Employee Activities	$1,000	President
20.	Employee Incentive Payments	$1,000	President
21.	Severance Pay	$1,000	President

Endorsement Requirements for Corporate Checks

All checks issued by the Corporation should be signed by one authorized official.

The following Officers have authority to sign checks up to the indicated level:

Maximum Check Signing
Title	Threshold

President	Unlimited Dollar Amount

The practice of pre-signing black checks is a specific violation of the Corporations internal control structure.

Equal Opportunity, Working Conditions and Environment

It is the Corporations policy that all employment practices, including recruiting, hiring, transfers, promotions, compensation, benefits and termination practices will be on the basis of job performance and without regard to race, creed, color, religion, national origin, sex or age.  This policy also applies to qualified disabled veterans, persons with physical or mental handicaps and veterans of the Vietnam era.   Participation in Corporation-administered training, education, tuition reimbursement, social and recreational programs will be offered on the same basis of equal opportunity to all employees.  Safe and healthful working conditions will be provided employees at all locations.  There will be compliance with all applicable Federal, state and local regulations on matters relating to the protection of the environment.

Control of Non-Contemporaneous Cost Transfers

For all transfer of costs from one contract, task order or work order to another, and from a direct cost to an indirect cost and vice versa, made on other than a contemporaneous basis, the Corporation will:

1.           Have available in its accounting records an appropriate written justification statement for any cost transfers;
2.           Obtain written approval from the Comptroller;
3.           Reflect the adjustment in its General Ledger.

Security of Financial Data

1.           The Corporation’s automated accounting software will have sufficient built-in general controls and application controls to preclude unauthorized access to data;
2.           Access to any computer-based financial data will be granted on a need-to-know basis and will be restricted by a series of passwords to be revised at least quarterly;
3.           The system’s accounting data will be backed up and stored in a safe location.

Use of Company Assets

1.           Credit cards assigned to key executives will be used for company-related expenditures.  The outstanding balance of credit purchases at any time may not exceed $5,000 and this amount must be liquidated within 30 days.
2.           Monthly credit card statements will be received by the accounting department as well as the credit card holder.

Collection Policies

Accounts receivable of over 90 days past due will be reviewed periodically to determine whether they should be turned over to the Corporation’s attorney or outside agency for collection.

Contingent Fees

Rockford Oil Corp. will make no payment as commission, percentage of sake, brokerage or contingent fee to a person or selling agency or other organization to solicit or secure any contract with a government agency.  For breach of violation of this provision, annulment of any and all contracts, to the right of the government agency to deduct from any and all contracts or otherwise recover the full amount of such commission, percentage, brokerage or contingent fee or such other remedy as legally may be available.

Sales Agents’ Fees and Commissions

The Corporation will make payment as commission, percentages or brokerage fees only to employees or selling agencies for which is has a bona-fide relationship.

Collusive Bidding

In all bidding situations where Rockford Oil Corp. is the presumptive bidder on a contract and it teams with another firm or decides not to bid, the Marketing Executive will prepare a written statement for the file justifying such teaming or no-bid decision.

Davis-Bacon Compliance

For all construction, etc., covered by the Davis-Bacon Act, all laborer and mechanics employed by grantees or sub-grantees to work on construction projects financed by Federal assistance must be paid wages not less than those established for the locality of the project by the Secretary of Labor.

Rockford Oil Corp. will insert the appropriate contract provisions regarding the Davis-Bacon Act in all applicable invitations for bid/requests for proposal and resulting contracts.

Rockford Oil Corp. will require all contractors and subcontractors to which the Davis-Bacon Act applies to certify all salaries and wages in compliance with the Act.   Appropriate personnel of Rockford Oil Corp. will examine the payroll records of such contractors on a sample basis to determine compliance with the Davis-Bacon Act.

Relocation Assistance Compliance

For grant activity involving displacement of residences or businesses in accordance with the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, Rockford Oil Corp. will make arrangements for locating adequate replacement housing or facilities and paying any appropriate compensation.

Restrictions on Employment of Current and Former Government Employees

For up to two years from the date of  retirement from the armed services of the United States, no retired officer may discuss, negotiate or sell any services or products to the Department from which he or she was retired.  All such personnel will limit their contacts with their former agency or its employees.

For up to two years from the last date a former government office or employee participated personally and substantially in the conduct of procurement, the former government official may not participate in any negotiations leading to the award, modification or extension of a contract for such procurement or participate personally in the performance of such contract.

Before engaging in any discussions regarding employment with Rockford Oil Corp. a current U.S. government employee with procurement officer responsibilities, such as defined in FAR 3.104, will obtain a recusal form his or her current responsibilities and provide a copy to Rockford Oil Corp.

Before hiring all former procurement officials of the U.S. government, either Rockford Oil Corp. or the affected former procurement official will receive an ethics advisory opinion regarding any post-employment restrictions.

Use of a Suspense Account

Any cost, the treatment of which as a direct cost or an indirect cost is unknown at the time of the original incurrence will be recorded to the suspense account until its disposition has been resolved.

Government Access to Records

The Chief Financial Officer will provide access to the Corporation’s records to be Comptroller General or his designee and provide supporting records as requested by government auditors to facilitate the completion of such audits or reviews.

Other Internal Control Policies

As an organization which may be doing business with the U.S. government, Rockford Oil Corp. has instituted the following additional internal control policies related to its government contracts:

1.           Only approved work orders are used for initiating work and charging costs;
2.           Cost date will be reconciled on a sample basis with labor and materials distributions and verified with source records (i.e. time cards, purchase orders, etc.)
3.           Labor charges will be periodically compared with work actually performed on a sample basis.
4.           Any alteration made to a time card by an employee or a project supervisor will be justified in writing on the source document;
5.           Costing data will be periodically reconciled with the books of account or if not integrated, with control accounts;
6.           Government invoices will be periodically compared on a sample basis with the underlying time changes and the timesheets;
7.           Invoices unpaid beyond 30 days of submission will be followed up with collection;
8.           Charges on representatives invoices will be compared with the timing of labor and materials payments;
9.           Representative invoices will be compared with approved costs in the cost proposal before submission; and
10.           Rockford Oil Corp. will hire an internal auditor as the size of government work or circumstances dictate.

Rockford Oil Corp.

/s/ Kevin Murphy
Kevin Murphy, President